EXHIBIT 10.17
LEASE AGREEMENT
     THIS Lease Agreement (the “Lease) entered into this 19th day of October, 2009, between Gallina Cambridge, LLC, 1870 South Winton Road, Suite 220, Rochester, New York 14618, as LESSOR, and Interactive Therapy Group Consultants, Inc., 1 Adler Drive, East Syracuse, New York 13057, as LESSEE. WITNESSETH THAT: The LESSOR, having full authority to make the agreement hereinafter set forth, does hereby demise and lease unto the LESSEE, and the LESSEE does hereby hire and take from the LESSOR those certain premises located in the Town of Brighton, County of Monroe, and State of New York, described as follows:
     Being a parcel of land, with improvements, on the east side of South Winton Road (Cambridge Place), Lot 4, (the “Property”) together with a portion of the 33,993 rentable square foot office building thereon, (the “Building”), being identified as 1870 South Winton Road, Suite 100, containing approximately 2,733 rentable square feet. More particularly identified by the lined portion on the attached plot plan, which shall be made a part hereof and designated Exhibit A (the “Demised Premises”). The Demised Premises shall be built out in accordance with the attached Building Specifications (Exhibit B) and Floorplan (Exhibit C).
     TO HAVE AND TO HOLD the same for a term beginning on the 1st day of December, 2009, and ending on the 31st day of January, 2013 and the LESSEE hereby agrees to pay thereof a annual rental (hereinafter referred to as “Base Rent”): for the period December 1, 2009 thru January 31, 2011, of Forty Thousand Nine Hundred Ninety Five and 50/100 Dollars ($40,995.00), payable in equal monthly installments of Three Thousand Four Hundred Sixteen and 25/100 Dollars ($3,416.25); for the period February 1, 2011 thru January 31, 2012 of Forty Three Thousand Seven Hundred Twenty Eight and 00/100 Dollars ($43,728.00), payable in equal monthly installments of Three Thousand Six Hundred Forty Four and 00/100 Dollars ($3,644.00); and for the period February 1, 2012 thru January 31, 2013 of Forty Six Thousand Four Hundred Sixty One and 00/100 Dollars ($46,461.00), payable in equal monthly installments of Three Thousand Eight Hundred Seventy One and 75/100 Dollars ($3,871.75), all payable in advance on the first business day of each month during the said term at the office of the LESSOR at 1870 South Winton Road, Suite 220, Rochester, New York 14618. The first monthly installment of the stipulated rental payments shall be paid to the LESSOR upon the execution of this Lease. In addition, upon the execution of this Lease, the LESSEE shall pay to the LESSOR the additional sum of Three Thousand Eight Hundred Seventy One and 75/100 Dollars ($3,871.75) to be retained by the LESSOR as security deposit for the faithful performance by the LESSEE of the covenants and conditions of this Lease. Provided that the LESSEE has duly performed all the covenants and conditions of the Lease, upon only the expiration of the Lease or any extension thereof, and after inspection of the Demised Premises by the LESSOR and the LESSEE (if the LESSEE so desires), the security deposit will be returned to the LESSEE. The security deposit may be used by the LESSOR and applied towards the remedy of any default by the LESSEE of any of the covenants and conditions of this Lease; however, it is not to be construed as a limitation of the LESSOR’S rights under the Lease. It is further agreed that LESSEE shall waive it’s right to offset or utilize the security deposit for the payment of rent or Additional Rent, or to offset rental or Additional Rent payments due LESSOR under this Lease for any reason.
     Notwithstanding the foregoing, LESSEE shall not be required to pay Base Rent for the months of December, 2009 and January, 2010, only.
     PROVIDED ALWAYS, that this Lease is entered into upon the following terms and conditions, all of which the parties hereto covenant to keep and perform.
1.	The LESSEE will not damage or destroy the Demised Premises and will conform with all applicable laws and ordinances respecting the use and occupancy thereof, provided that the LESSEE shall in no event be required to make any alterations, additions or improvements to the Demised Premises. The LESSEE is hereby permitted to use and occupy the Demised Premises for its lawful business purpose of general office space. Nothing herein contained shall be construed to relieve the LESSEE from making such repairs and alterations which may be required under the provisions of this Lease.

2.	INSPECTION
     The LESSOR may enter upon the Demised Premises at all reasonable times upon reasonable notice to inspect the condition thereof, but such right shall not be exercised in a manner to interfere unreasonably with the business of the LESSEE.
3.	POSSESSION
     The LESSOR hereby agrees to deliver physical possession of the Demised Premises to LESSEE at the commencement of the Lease term. The LESSOR will warrant and defend the LESSEE in the enjoyment and peaceful possession of the Demised Premises during the term hereof.
4.	WAIVERS
     It is agreed that the waiving of any of the covenants of this Lease by either party shall be limited to the particular instance and shall not be deemed to waive any other breaches of such covenant.
5.	OPTION TO EXTEND TERM
     The LESSEE may at its sole election extend this Lease, and all the terms and conditions, subject to Paragraph 31 of this Lease, for one (1) successive period(s) of two (2) year(s), upon written notice to the LESSOR at no later than one hundred eighty (180) days prior to the expiration of the original term or extension hereof. If any option as herein before provided, is not exercised by LESSEE, as herein before provided, this Lease shall terminate absolutely at the expiration date of the initial term, or the then current option period, without further notice by either party to the other.
6.	HOLDING OVER
     At a minimum of thirty (30) days prior to the expiration of the term of this Lease, or of the term of any extension thereof, LESSEE shall provide LESSOR with written notice of its intention to hold over for any reason, and it is hereby agreed that, in the absence of a written agreement to the contrary, such tenancy shall be from month to month only, terminable upon thirty (30) days written notice by either party. The rental for each month of such hold over period shall be an amount equal to 1.25 times the rent for the last month of the expired Lease term.
7.	ASSIGNMENT/SUBLET
     The LESSEE may assign this Lease or sublet the Demised Premises in whole or in part to its parent company or to any subsidiary or affiliated company without the consent of the LESSOR. For any assignment or subletting other than the foregoing, the LESSOR’s written consent shall be required, which consent it agrees it will not unreasonably withhold, provided that the assignee or sublessee is of comparable financial strength to LESSEE and is a user compatible with the other tenancies of the Building. It being understood, however, that in the event of an assignment to parent company, a subsidiary or an affiliated company, that no further assignment may be made without the written consent of LESSOR, subject to the above referenced qualifications.
     No assignment or sublease shall release LESSEE from any liabilities under this Lease. LESSEE agrees to keep the Demised Premises in continuous operation, during normal business hours, during the term of this lease. Failure to do so, shall be a default under this Lease.
     LESSEE shall pay all of the LESSOR’S costs, charges and expenses, including reasonable attorney’s fees, incurred in connection with any assignment or sublease requested or made by LESSEE.
8.	ADDRESSES FOR NOTICES
     All notices given by either party hereto to the other under any of the provisions hereof shall be sent certified mail with adequate postage affixed, addressed to the LESSEE at American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753, and to the LESSOR at 1870 South Winton Road, Suite 220, Rochester, New York 14618.

9.	FIXTURES
     If the LESSEE shall install at its expense any shelving, light fixtures, portable or temporary partitions, air conditioners, voice/data cabling, advertising sign, roof antennas, satellite dishes or any trade or business fixtures or equipment, any articles so installed shall be the property of the LESSEE which the LESSEE at its election may, and at the request of the LESSOR will, remove at the termination of this agreement or any renewal or extension thereof, provided that in such removal the LESSEE shall satisfactorily repair any damages occasioned to the Demised Premises.
10.	ALTERATIONS/ADDITIONS
     LESSEE may make, at its own cost and expense alterations and additions to Demised Premises with written consent of LESSOR first obtained, which permission shall not be unreasonably withheld. Such alterations or additions to remain the property of the LESSEE, to be insured by LESSEE, which the LESSEE at its election may, and at the request of the LESSOR will, remove at termination of this agreement or any extension hereof, provided that in such removal the LESSEE shall repair any damage occasioned to the Demised Premises.
11.	DAMAGES TO STRUCTURE
     That in case of damage or injury to the said Demised Premises, said damage or injury being caused by the carelessness, gross negligence, or improper conduct on the part of the said LESSEE, its agents or employees, the said LESSEE shall cause the said damage or injury to be repaired as speedily as possible at its own cost and expense.
12.	DAMAGE LESSOR’S LIABILITY
     It is expressly agreed and understood by and between the parties to this agreement, that the LESSOR shall not be liable for any damage or injury by water, which may be sustained by the LESSEE, or other person, or for any other damage or injury resulting from the carelessness, negligence, or improper conduct on the part of the LESSEE, or its agents or employees, or by reason of breakage, or obstruction of water or soil pipes, or other leakage in or about said Building, or by reason of riots, strikes, or felonious or attempted felonious entry, unless such damage is caused by LESSOR’s negligence.
13.	DAMAGE BY FIRE
     That the LESSEE shall, in case of fire, give immediate notice thereof to the LESSOR who shall thereupon cause the damage to be repaired with reasonable speed; but if the fire damage is so extensive that it cannot be rendered tenantable and put in good repair within sixty (60) days, then either party shall, on ten (10) days written notice of his intention, have the option to terminate this Lease and accrued rent shall be paid up to the time of the fire. It is, however, agreed that, if without fault, neglect or improper conduct of the LESSEE, its agents, servants or employees, only a portion of the Demised Premises shall be rendered untenantable by fire, the elements, or otherwise, the LESSEE shall continue to pay rent only for such portion of the Demised Premises as may reasonably be occupied during the time required to make the necessary repairs, and during the time of such partial occupancy the LESSEE shall pay rental in such proportion to the entire rental herein reserved that the space actually occupied bears to the entire space herein leased. LESSOR’S obligation to restore the Demised Premises is expressly conditioned upon availability of adequate insurance proceeds for restoration. In the event adequate insurance proceeds are not available, LESSOR, in its sole discretion, may terminate the Lease. LESSOR’S obligation to restore Demised Premises are contingent on LESSEE being in full compliance with all Lease covenants. LESSOR is not obligated to restore LESSEE’S leasehold improvements.
14.	WAIVER OF SUBROGATION
     LESSOR and LESSEE hereby release each other of any claims for property damage to the extent that such damage may be covered under the terms of their respective property insurance policies. Each party agrees to require its insurance carrier to include waiver of subrogation clauses in its property insurance policies.

15.	LESSEE’S MAINTENANCE
     Except as hereinafter provided, the LESSEE agrees throughout the term of this Lease at its own cost and expense and in a manner satisfactory to the LESSOR, to keep and maintain the Demised Premises in good repair inside, including but not limited to floors, flooring, walls, plumbing and electrical systems and any exterior damage caused by LESSEE; and the LESSEE hereby agrees to maintain the Demised Premises and all portions and parts thereof in a manner equal to the maintenance of similar quality office buildings in Monroe County, normal wear and tear not withstanding. In the event that the LESSEE shall fail immediately to maintain, repair and care for the Demised Premises and make such repairs and replacements or render such care to the Demised Premises as are herein above required, after fifteen (15) days written notice and demand of same by LESSOR, LESSOR may make such repairs or perform such maintenance, and any sum so expended or liability incurred by the LESSOR shall be immediately due from the LESSEE as Additional Rent, and LESSEE further agrees upon the expiration or other termination of this Lease, or any renewal thereof, that he shall peacefully quit and surrender to LESSOR the Demised Premises broom clean, in good order and condition, ordinary wear and tear by the elements excepted and it is further understood and agreed that the LESSOR shall be responsible for structural repairs not occasioned by any fault, neglect or omission of the LESSEE.
All business machines and mechanical equipment installed by LESSEE in the Demised Premises shall be placed and maintained by LESSEE at LESSEE’S expense, in a setting sufficient, in LESSOR’S judgement, to absorb and prevent vibration, noise and annoyance to other tenants in the Building of which the Demised Premises are a part.
16.	REPAIRS BY LESSOR
     The LESSOR represents that both the interior and exterior of the Demised Premises, including walls, roof, foundation and other structural portions of the Building, are in good condition and repair and the LESSOR, at his expense will make all necessary repairs to the aforementioned Building components. Additionally, LESSOR at its sole cost and expense, will maintain and repair: all plumbing and lighting fixtures outside the Demised Premises, the entire heating and air conditioning system servicing the Demised Premises and Building, and all Building common areas and other Building systems.
17.	FIRE INSURANCE
     The LESSOR will carry adequate fire, extended coverage and operational all risk insurance on the Building. If by reason of the use of the Demised Premises by the LESSEE the rates for the insurance of the Demised Premises against loss by fire, extended coverage and operational risk are increased as compared with the rates now in effect, the LESSEE agrees to pay as Additional Rent, any excess premiums caused thereby; such Additional Rent to become due immediately upon effecting the insurance by the LESSOR and payable with the next succeeding installment of rent. The LESSEE shall pay for all such excess insurance premiums as though LESSEE occupies the entire building.
18.	SIGNS
     The LESSEE shall neither place, or cause, or allow to be placed, any sign or signs of any kind whatsoever at, in or about the entrance to said Demised Premises or any other part of same, except in or at such place or places as may be indicated by the LESSOR and consented to by it, which consent shall not be unreasonably withheld.
19.	CONSENT
     Whenever in this Lease, a right of the LESSEE is contingent upon prior consent or approval of the LESSOR, the LESSOR covenants that he will not unreasonably withhold such consent.
20.	ADDITIONAL RENT
     LESSOR to be responsible for all Real Estate Taxes, and Common Area Maintenance Charges, including snow removal, landscaping, water, refuse, insurance, exterior window cleaning, building maintenance, management, common janitorial, Common/Demised Premises electric and natural gas consumption, related to the Property.

     LESSEE to pay its proportionate share (8.04%) of all increases over the Base Year of 2010 for Real Estate Taxes and Common Area Maintenance Charges for the Property, as Additional Rent. Partial years or months shall be prorated. LESSOR will, upon request, provide LESSEE with back up documentation sufficient to confirm increases in Real Estate Taxes and Common Area Maintenance Charges. Increases in Real Estate Taxes shall be billed in September and January when bills are issued by the taxing authorities. Increases in snowplowing will be billed at the end of the season in April. Increases in lawn maintenance will be billed at the end of the season in November. Increases in all other Common Area Maintenance Charges will be billed annually on each anniversary of the Lease for the prior Lease year.
     Base Year Real Estate Taxes and Common Area Maintenance Charges are estimated as follows:

Real Estate Taxes	$3.65/SF
Snow	$.15/SF
Lawn	$.18/SF
Refuse	$.11SF
Management	$.50/SF
Insurance	$.10/SF
Maintenance	$1.00/SF
Water	$.04/SF
Common /Demised Premises Electric	$2.45/SF
Natural Gas	$.35/SF
Common Janitorial	$.15/SF
     Provided that any of the above described services to the Demised Premises (not including Common Areas) would be separately available to LESSEE, LESSOR may at any time elect to discontinue furnishing any of the hereinabove described services and upon written thirty (30) days notice from LESSOR to LESSEE, LESSOR may require LESSEE to contract directly with utility company or other company or LESSOR for any such service and any charges incurred by LESSEE as a result of LESSOR’S furnishing such service shall be eliminated from the annual rental payments accordingly. Any cost of separating utility service(s) shall be borne by LESSOR.
     During all business hours, LESSEE shall operate the heating, ventilation and air conditioning equipment serving the Demised Premises so that temperatures within the premises are maintained in accordance with standards established or to be reasonably established by LESSOR.
21.	BUILDNG SERVICES:

Public service connections into said Building including electricity, gas, sewer and water, shall be provided by LESSOR.
(a)	LESSEE shall be responsible, at its own cost and expense, for the cost of cleaning service (janitorial) in the Demised Premises during the times and in the manner that those services are customarily furnished in comparable office buildings in the area. LESSEE shall keep the Demised Premises in a clean and orderly condition, and LESSOR shall have the right, at reasonable hours, to inspect the Demised Premises to determine that said premises are being kept in a clean and orderly condition. LESSEE shall also be responsible for lighting replacement within the Demised Premises and for supplies for restrooms located within the Demised Premises.

(b)	LESSEE shall be responsible for the cost of all telephone service, data service, and security service within the Demises Premises.

(c)	LESSOR shall be responsible, at its own cost and expense, for the cost of providing the following Building Services:
i.	Electricity for lighting and operation of equipment and for heat and air conditioning, including all wiring and outlets, in all common areas and the Demised Premises;

ii.	Lighting replacement in common areas;

iii.	Water service for hot and cold water, for drinking, bathroom and other fixtures in the Demised Premises; and

iv.	Outside window cleaning in accordance with standards set for the building but in any event not less than two times per year.
(d)	LESSOR will not be liable to LESSEE or any other person or entity, for direct or consequential damage, or otherwise, for any failure to supply any heat, air conditioning, elevator, cleaning, lighting, security, or other service at such times as may be necessary by reason of accident, unavailability of employees, repairs, alterations or improvements, strikes, lockouts, riots, acts of God, governmental preemption in connection with a national or local emergency, any rule, order, or regulation of any governmental agency, conditions of supply and demand that make any product unavailable, LESSOR’S compliance with any mandatory governmental energy conservation program, the request, consent or acquiescence of LESSEE, or any other happening beyond the control of LESSOR. LESSOR will not be in default under this Lease or be liable for any damages directly or indirectly resulting from, nor will the rental reserved in this section be abated by reason of the installation, use, or interruption of use of any equipment in connection with the furnishing of any of the services described herein.
22.	COMMON AREAS:
     Common areas and facilities (hereinafter “Common Areas”) shall include all parking areas, access driveways, walkways, landscaped areas, and such other areas and facilities as may be furnished by LESSOR and designated for the benefit of the tenants in the building now or hereafter constructed on Property and their respective employees, guests and invitees. All Common Areas shall be subject to the exclusive control and management of LESSOR, and LESSOR shall have the right from time to time to establish, modify and enforce all reasonable rules and regulations with respect to such areas and facilities and the use thereof for the best interests of all tenants in the building. LESSOR shall perform, or arrange for the performance or furnishing of, all required gardening and landscaping; repair repaving and striping of parking areas; outside and common area lighting; sanitary control; rental and management office; removal of snow, trash, rubbish, garbage and other refuse, heating, ventilating and air conditioning, and repair and/or replacement of on-site water lines, sanitary sewer lines and storm water lines serving the Property.
23.	WARRANTIES SUBROGATION
     The LESSOR agrees that the LESSEE shall be subrogated to all rights accruing in the LESSOR by virtue of any representation, warranty, or guarantee, with respect to the roof, plumbing and heating systems and any and all improvements to the Building in the event, and to the extent, that LESSEE has incurred any expense in connection with or as a result of said aforementioned items.
24.	MORTGAGE SUBORDINATION/ESTOPPEL CERTIFICATES
     The Lease and the rights of the LESSEE thereunder, shall be subject and subordinate to any mortgage or mortgages, and to any renewals and replacements thereof, which may now be on, or which may hereafter be placed on Demised Premises, or on the property of which the Demised Premises may be a part. LESSEE agrees to confirm said subordination in writing, upon the request of LESSOR. LESSEE agrees to execute within ten (10) days of receipt from LESSOR, an Estoppel Certificate certifying that this Lease is in full force and effect and further confirming the terms of the Lease.
25.	DEFAULTS
     The happening of any one or more of the following events shall constitute an Event of Default under this Lease:
(i)	a default in the payment of any rent or additional rent or required payment due under this Lease, which default continues for a period of ten days;

(ii)	a default in the performance of or compliance with any of the other terms or conditions contained or referred to in this Lease which continues for a period of thirty (30) days after written notice of the default from LESSOR to LESSEE, except for any default not capable of being remedied within the thirty (30) day period, in which event the time permitted to LESSEE to cure the default shall be extended for as long as shall be reasonably necessary to cure the default, provided LESSEE commences promptly and proceeds to cure the default and provided further that the period of time shall not be extended so as to jeopardize the interests of LESSOR in this Lease or so as to subject LESSOR or LESSEE to any civil or criminal liabilities;

(iii)	a filing by or against LESSEE of a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a portion of LESSEE’S property or an assignment by LESSEE for the benefit of LESSEE’S creditors; or

(iv)	a levy upon or taking of the leasehold interest created by this Lease in execution, attachment or other process of law.
26.	TERMINATION
a.	Termination After Default. Upon the occurrence of an Event of Default, and after giving of any notice required by subparagraph (ii) of Paragraph 25 and the expiration of any opportunity to cure accorded to LESSEE thereunder, LESSOR at any time thereafter may give written notice to LESSEE specifying the Event of Default and stating that this Lease shall terminate on the date specified in the notice, which shall be at least five days after giving of the notice, and upon the date specified in the notice, this Lease and all right of LESSEE hereunder shall terminate.

b.	Surrender of Demised Premises; Re-entry. Upon the termination of this Lease pursuant to Paragraph 26.1, LESSEE shall peaceably surrender the Demised Premises to LESSOR, and LESSOR may without notice re-enter the Demised Premises and repossess it by force, summary proceedings, or otherwise, and may dispossess LESSEE and remove LESSEE and all other persons and property from the Demised Premises and may have, hold, and enjoy the Demised Premises and the right to receive all rent due.

c.	Reletting. At any time after the termination of this Lease, LESSOR may relet the Demised Premises or any part thereof, in the name of LESSOR or otherwise, for any term and upon any conditions as LESSOR in LESSOR’S discretion may determine, and may collect the rent due. LESSOR shall in no way be responsible liable for any failure to relet the Demised Premises or any part of the Demised Premises or any failure to collect any rent due upon any reletting.

d.	Lessee Remains Liable. No termination of this Lease shall relieve LESSEE of LESSEE’S liabilities and obligations under this Lease, and the liabilities and obligations shall survive any termination. In the event of any termination, whether or not the Demised Premises or any part thereof shall have been relet, LESSEE shall pay to LESSOR the rent and additional rent required to be paid by LESSEE up to the time of the termination. Thereafter, LESSEE until the end of what would have been the Term in the absence of termination, shall be liable to LESSOR for and shall pay to LESSOR the amount of rent and additional rent which would be payable under this Lease by LESSEE if the Lease were still in effect, less the net proceeds to LESSOR of any reletting.
27.	LEGAL
     In the event of any default by the LESSOR or LESSEE under the terms of this Lease and either party institutes a legal proceeding to cure such default or any eviction proceeding, in addition to any other requirements under this Lease, the non-prevailing party shall be responsible for the payment of reasonable attorney’s fees and all court costs.

28.	HOLD HARMLESS
     The LESSEE shall provide to the LESSOR, prior to the occupancy of the Demised Premises, a certificate of liability insurance with a minimum of $1,000,000.00, combined single limit, for which the coverage includes Bodily Injury, Property Damage, Personal Injury and Contractual Liability, which shall also name the LESSOR as an additional insured. LESSEE’S policy shall also include: business interruption coverage and coverage for LESSEE’S contents and betterments. In addition, thereto, LESSEE will indemnify and save LESSOR harmless from any and all loss, cost and expense resulting from claims, for bodily injury, wrongful death and property damage arising out of or in any way connected with LESSEE’s use and occupancy of the Demised Premises or resulting from any act or omission of LESSEE with respect to Demised Premises used and occupied by LESSEE in common with others, unless such injury, death or damage results from the negligence of LESSOR or LESSOR’s agents, employees, servants or contractors, from structural defects, or from failure of LESSOR to perform LESSOR’s obligations under this Lease. The LESSOR shall have the right to approve of any insurance company that said certificate is issued by and reject certificates as not being a company licensed to do business in New York State. LESSEE shall also provide a clause of ten (10) days notice of cancellation by any company providing LESSOR with a certificate of insurance. If, in the event of non-notice by any company to LESSOR, LESSEE agrees to provide all primary insurance.
29.	HIDDEN DEFECTS
     LESSEE shall not be responsible for repair or correction of hidden defects or latent conditions existing at the inception of this Lease.
30.	COMPLETION OF PREMISES
     The LESSOR shall make every effort to complete the agreed improvements on said Demised Premises and deliver possession thereof to the LESSEE by, on, or about December 1, 2009.
31.	In the event that the LESSEE shall exercise its right of renewal option as contained in the Paragraph 5 designated as “Option to Extend Term”, the new Base Rent for the lease renewal term shall be Forty Nine Thousand One Hundred Ninety Four and 00/100 Dollars ($49,194.00 ) per annum.

32.	LATE FEE/LATE PAYMENTS
     A late fee of 2% per month, shall be paid as Additional Rent, if the Base Rent or any Additional Rent, is not received by the 10th day of the month or within 30 days of the billing date, respectively.
     If any Rent or Additional Rent is late two (2) or more times during any twelve (12) month period during the lease term, LESSEE shall permanently forfeit all rights to: assign or sublet the Demised Premises, to lease additional space, and to renew the lease term.
33.	CONDEMNATION
     A. If the whole of the Demised Premises shall be taken for any public or quasi-public use under any statute or by right of eminent domain, or by private purchase in lieu thereof, then this Lease shall automatically terminate as of the date that title shall be taken. If any part of the Demised Premises shall be so taken so as to render the remainder thereof unusable for the purposes for which the Demised Premises were leased, then the LESSOR and LESSEE shall each have the right to terminate this Lease on thirty (30) days written notice to the other given within ninety (90) days after the date of such taking.
     B. All compensation awarded or paid upon such a total or partial taking of the Demised Premises shall belong to and be the property of LESSOR without any participation by LESSEE; provided, however, that nothing contained herein shall be construed to preclude LESSEE from prosecuting any claim directly against the condemning authority in such condemnation proceedings for loss of business, and/or depreciation for damage to, and/or cost of removal of, and/or for the value of stock, and/or trade fixtures, furniture and other personal property belonging to LESSEE; provided, however, that no such claim shall diminish or otherwise adversely affect LESSOR‘s award. The current rental shall in any case be apportioned as of the date of actual possession by the condemning authority.

34.	LESSEE covenants and agrees, at its sole cost and expense, to indemnify, protect, defend and save harmless LESSOR from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and/or expenses (including, without limitation, attorneys’ and experts’ fees, expenses and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against LESSOR relating to, resulting from or arising out of (a) the use of the Demised Premises for the storage, treatment, generation, transportation, processing, handling, production or disposal of any hazardous substance or as a landfill or other waste disposal site or for military, manufacturing or industrial purposes or for the storage of petroleum or petroleum based products, (b) the presence of any hazardous substance or a release or the threat of a release of any hazardous substance on, at or from the Demised Premises, (c) the failure to promptly undertake and diligently pursue to completion all necessary appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions with respect to a release or threat of a release of any hazardous substance on, at or from the Demised Premises, (d) human exposure to any hazardous substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from LESSEE‘s use or operation on the Demised Premises, (e) violation of any applicable environmental law, (f) non-compliance with any environmental permit or (g) a material misrepresentation or inaccuracy in any representation or warranty. The provisions of this paragraph shall survive the termination of the Lease.

35.	In order to more effectively secure to the LESSOR the rent and other terms herein provided, it is agreed as further condition of this Lease that the filing of any petition in bankruptcy, or assignment for the benefit of creditors by or against the LESSEE shall be deemed to constitute a breach of this Lease, and thereupon ipso facto and without entry or any other action by the LESSOR this Lease shall become and be terminated and notwithstanding any other provision of this Lease the damages for such breach in an amount equal to the amount of the rent reserved in this Lease for the residue to the term hereof, less the fair rental value of the Demised Premises for the residue of said term plus all costs of re-renting.

36.	LESSOR and LESSEE represent and warrant that there are no claims for brokerage commissions or finder’s fee in connection with the execution of this Lease, except as listed below, and each of the parties agree to indemnify the other against, hold it harmless from, all liabilities arising from any such claim (including, without limitation, the cost of counsel fees in connection therewith), except to Nothnagle Realtors, who has agreed per a separate agreement, to be compensated by LESSOR.

37.	LESSEE shall submit Corporate Financial Statements, and any appropriate and necessary notes or schedules, or adequate substitute financial information and/or banking references, upon reasonable request by LESSOR or LESSOR’S financial institution.
     This Lease and all the provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of both parties hereto. The paragraph headings in this Lease are for convenience only and do not form a part of this Lease. They shall not limit or affect in any way the meaning of the paragraphs. This Lease shall be construed in accordance with the laws of the State of New York.
     IN WITNESS WHEREOF, the LESSOR and the LESSEE have executed this Lease. A memorandum of this Lease will be executed by the parties for filing in the Monroe County Clerk’s Office.

Interactive Therapy Group Consultants, Inc.
DATE: October 19, 2009	BY:	/s/ Gary Gelman
NAME: Gary Gelman
TITLE: Chairman

Gallina Cambridge, LLC
DATE: October 20, 2009	BY:	/s/ Andrew R. Gallina
Andrew R. Gallina, Member